Exhibit 21

Subsidiaries of the Registrant

Listed below are the major subsidiaries of the Company, each of which is in the consolidated financial statements of the Company and its Subsidiaries, and the percentage of ownership by the Company (or if indented, by the subsidiary under which it is listed). Subsidiaries omitted from the list would not, if aggregated, constitute a significant subsidiary:

Name of Subsidiary	Incorporation	Ownership

Media General Communications, Inc.	Delaware	100%
Media General Operations, Inc.	Delaware	100%
Birmingham Broadcasting Co., Inc.	Delaware	100%
Birmingham Broadcasting (WVTM-TV), LLC	Delaware	100%
Media General Communications Holdings, LLC	Delaware	100%
NES II, Inc.	Virginia	100%

Media General Broadcasting, LLC	Delaware	100%
Young Broadcasting, LLC	Delaware	100%
YBK, Inc.	Delaware	100%
Young Broadcasting of Knoxville, Inc.	Delaware	100%
WATE, GP	Delaware	90%
Young Broadcasting of Nashville, LLC	Delaware	100%
WKRN, GP	Delaware	90%
YBT, Inc.	Delaware	100%
Young Broadcasting Shared Services, Inc.	Delaware	100%
Young Broadcasting of Louisiana, Inc.	Delaware	100%
KLFY, LP	Delaware	75%
LAT, Inc.	Delaware	100%
Young Broadcasting of San Francisco, Inc.	Delaware	100%
Young Broadcasting of Lansing, MI	Michigan	100%
Young Broadcasting of Albany, Inc.	Delaware	100%
Young Broadcasting of Rapid City, Inc.	Delaware	100%
Young Broadcasting of Sioux Falls, Inc.	Delaware	100%
Young Broadcasting of Green Bay, Inc.	Delaware	100%
Young Broadcasting of Richmond, Inc.	Delaware	100%
Young Broadcasting of Davenport, Inc.	Delaware	100%